EXHIBIT 5.1

July 6, 2015

Teck Resources Limited
Suite 3300 - 550 Burrard Street
Vancouver, BC  V6C 0B3
Dear Sirs:
Re:	Teck Resources Limited — Registration Statement on Form S-8
We are counsel to Teck Resources Limited, a Canadian corporation (the “Registrant”), and in such capacity, we have acted as counsel for the Registrant in connection with the registration under the Securities Act of 1933, as amended, of 18,000,000 shares of the Registrant’s Class B subordinate voting shares (the “Shares”), issuable pursuant to the Registrant’s 2010 Stock Option Plan, as amended (the “Plan”).
In connection with the opinions herein expressed, we have examined such documents and corporate records of the Registrant as we have deemed necessary as the basis for such opinions.  We have assumed the genuineness of all signatures, the legal capacity of all individuals, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as notarial, certified, conformed, telecopied or photostatic copies or facsimiles thereof.  We have examined the Registrant’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission with respect to the Shares (the “Registration Statement”).
We are qualified to practice law in the Province of Ontario and the opinions expressed herein are based on and limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein in effect as of the date hereof.
Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be duly and validly issued, fully paid and non-assessable.
We consent to the use and filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement or any Prospectus relating thereto.
Very truly yours,
/s/ McMillan LLP